Exhibit 24 -AA updating



Schedule II - valuation and qualifying accounts

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
                                                                           Additions
                                                          Balance at       Charged to                      Balance at
                                                         Beginning of      Costs and                         End of
                     Description                            Period          Expenses       Deductions        Period

For the year ended December 31, 1998,
   Allowance for doubtful accounts................               --          $17,160             --        $  17,160
For the year ended December 31, 1999,
   Allowance for doubtful accounts................       $   17,160          $95,840        $ 3,000        $ 110,000
For the year ended December 31, 2000,
   Allowance for doubtful accounts................       $  110,000         $541,607       $442,705        $ 208,832
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